Exhibit 99
Wendy’s Announces Strong and Improved 2007 Third-Quarter Results as Turnaround of the Business Continues
Excluding expenses related to the Board’s Special Committee and restructuring charges:
•	Income from continuing operations increased 55.0% to $38.6 million, up from $24.9 million a year ago

•	Diluted EPS from continuing operations were $0.44, a 110% increase compared to $0.21 a year ago

•	Total EBITDA from continuing operations increased 57.5% to $95.0 million, up from $60.3 million a year ago
Management expects to produce 2007 full-year EBITDA and EPS near the higher end of the guidance range, reflecting improving margins and cost controls
     DUBLIN, Ohio (October 25, 2007) — Wendy’s International, Inc. (NYSE: WEN) today announced strong financial results for the third quarter of 2007, reflecting the continuing turnaround of the business, significantly improving restaurant margins and cost controls.
     Including third-quarter pre-tax expenses related to the Board’s Special Committee of $13.4 and $2.4 million of pre-tax restructuring charges (as used throughout, restructuring charges include pension settlement charges), the Company reported income from continuing operations of $28.8 million and diluted EPS of $0.33 in the third quarter of 2007, compared to $23.7 million and $0.20 per share in the third quarter of 2006. Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $79.2 million in the third quarter of 2007, up 35.8% from $58.3 million in the third quarter of 2006.
     Excluding expenses related to the Board’s Special Committee and restructuring charges, the Company reported for the third quarter of 2007 adjusted income from continuing operations of $38.6 million and diluted earnings per share of $0.44, compared to $24.9 million and $0.21 per share in the third quarter of 2006. Excluding expenses related to the Board’s Special Committee and restructuring charges, adjusted EBITDA for the third quarter 2007 was $95.0 million, up 57.3% from $60.3 million in the third quarter of 2006.

	Including expenses				Excluding expenses*
	3Q 2007		3Q 2006		3Q 2007		3Q 2006
Income from continuing operations	$28.8	million	$23.7	million	$38.6	million	$24.9	million
Diluted EPS from continuing operations	$0.33		$0.20		$0.44		$0.21
EBITDA from continuing operations	$79.2	million	$58.3	million	$95.0	million	$60.3	million

*	Excluding expenses related to the Board’s Special Committee and restructuring charges. See reconciliations below.

Margins increased significantly during quarter with the U.S. up 330 basis points
     Company-operated restaurant EBITDA margins improved 270 basis points to 12.4% in the third quarter of 2007, compared to 9.7% one year ago. This includes U.S., Canada and International operations.
     U.S. company-operated restaurant EBITDA margins improved 330 basis points to 12.6% in the third quarter of 2007, reflecting positive sales, including menu price increases tied to the Company’s market-based pricing strategy and labor efficiencies. Without the impact of higher commodity costs, third-quarter U.S. company-operated restaurant EBITDA margins would have improved an additional 140 basis points to 14.0%.
     “We continue to execute our strategic plan and delivered significantly improved results this quarter at both the corporate and store level despite a very tough competitive environment and commodity cost pressures,” said Wendy’s® Chief Executive Officer and President Kerrii Anderson.
     “Our EBITDA growth is encouraging and store operating margins continue to expand,” said Anderson. “We’re revitalizing Wendy’s with a focus on connecting with the consumer, new products, more effective menu management, our market-based pricing strategy, breakthrough advertising and improving operations. That said, we have even greater opportunities to better meet the needs of our customers, grow same-store sales and further increase margins.”
Management expects to produce 2007 full-year EBITDA near the higher end of the guidance range, which was $295 million to $315 million
     The Company expects to report 2007 full-year EBITDA near the higher end of the outlook it provided to investors in June, which was a range of $295 million to $315 million. It also expects to report full-year EPS near the high end of the range provided earlier, which was $1.09 to $1.23. These ranges exclude expenses related to the Board’s Special Committee activities and restructuring charges.
     “Our progress on key elements of our business since June has been positive,” Anderson said. “We are focused on building on this momentum in the fourth quarter and 2008.”
Wendy’s to feature Combo Choices and Jalapeno Cheddar Double Melt in fourth quarter
     Wendy’s is currently promoting its Combo Choices, allowing customers to mix-and-match their favorite sandwich, drink and choice of a side item — fries, chili, baked potato, side salad or Caesar side salad. In November, the Company will promote its Jalapeno Cheddar Double Melt premium hamburger.
     “We are focused on driving same-store sales and transactions by improving our connection to the customer,” said Chief Marketing Officer Ian Rowden. “The Jalapeno Cheddar Double Melt offers a unique way for customers to enjoy a ‘hot ‘n juicy’ hamburger with toppings melted in the middle of two, ‘fresh, never frozen’, beef patties. Customers can’t get this at the competition.
     “In addition, for a limited time, customers can get a free music download when they upgrade a Jalapeno Cheddar Double Melt or any other sandwich to a Medium or Large Wendy’s Combo Meal. We want to keep adding value so customers choose Wendy’s more often.”
     Wendy’s continues the roll-out of its new breakfast menu, now in more than 850 restaurants, of which 35% are franchise locations.
     The Company’s “Red Wig” marketing campaign made great strides in the third quarter and continues to break through with targeted younger customers who frequent quick-service restaurants. Of consumers who were aware of Wendy’s advertising, nearly 25% recalled the “Red Wig” character top of mind, up from 4% recall in the prior quarter. In addition, Ameritest’s Ad Appraiser, a leading advertising effectiveness syndicated provider, shows that Wendy’s advertising ranks higher than key competitors based on attention, branding and motivation.
     “We continue to re-stage our brand and cut through the clutter to reach consumers in a very engaging way,” said Rowden. “The work from our team and Saatchi & Saatchi has been bold and it is resonating with younger consumers. The campaign reflects the optimistic heritage of the Wendy’s brand and consumers find it appealing. Our goal is to build further awareness and encourage customers to visit Wendy’s more often.”
Third Quarter Highlights
•	Wendy’s produced its 5th consecutive quarter of positive same-store sales.

•	Average same-store sales at U.S. company-operated restaurants increased 0.2% for the quarter, compared to 4.1% during the same quarter a year ago. Year-to-date average same-store sales at U.S. company-operated restaurants are up 1.5%.

•	Average same-store sales at U.S. franchise restaurants increased 1.3% for the quarter, compared to 3.9% during the same quarter a year ago. Year-to-date average same-store sales at U.S. franchise restaurants are up 1.8%.

•	The Company’s two-year sales trends continue to improve, and have averaged more than 4% for the past four months.

•	The Company and its franchisees opened a total of 25 new Wendy’s restaurants during the quarter. The openings consisted of five company-operated restaurant and 20 franchised restaurants. The total number of systemwide Wendy’s restaurants at the end of the third quarter in 2007 was 6,633, compared to 6,673 at year-end 2006 and 6,741 at the end of the third quarter in 2006, reflecting closures of underperforming restaurants.
Wendy’s third-quarter promotions featured the new Baconator™
     In July, Wendy’s introduced its latest premium hamburger, the Baconator. The Baconator features a half-pound of fresh, never frozen beef, six strips of hickory-smoked bacon, topped with American cheese, ketchup and mayonnaise.
     Wendy’s in August introduced limited-time offerings at the local-market level, including its Chicken Cordon Bleu, Monterey Ranch, and Wendy Melt premium sandwiches.
     In September, the Company promoted its Super Value Menu®, featuring its Junior Bacon Cheeseburger and all-white meat 5-piece Crispy Chicken Nuggets, both quality-favorites among younger, price-sensitive consumers.
Third Quarter Financial and Income Statement Information
     The Company’ third-quarter 2007 reported results from continuing operations include the impact of:
•	Sales — $554.8 million in the third quarter of 2007, compared to $556.7 million in the third quarter of 2006. Sales increased slightly as a result of positive average same-store sales, however Wendy’s had 42 fewer company-operated restaurants open at the end of the third quarter of 2007 compared to the same quarter a year ago.

•	Franchise revenues — $76.3 million in the third quarter of 2007, compared to $73.4 million in the third quarter of 2006. The 2007 increase reflects positive franchisee average same-store sales, higher 2007 gains on the sales of stores to franchisees of $0.9 million and lower 2007 reserve allowances. Partially offsetting these improvements, Wendy’s had 66 fewer franchise-operated restaurants open at the end of the third quarter of 2007 compared to the same quarter a year ago.

•	Total revenues — $631.1 million in the quarter of 2007, up 0.2% compared to $630.1 million in the third quarter of 2006.

•	Cost of sales — $334.9 million in the third quarter of 2007, compared to $345.8 million in the third quarter of 2006, which was a 170 basis point improvement as a percentage of sales. The year-over-year improvement is due primarily to higher menu pricing tied to the Company’s market-based pricing strategy and improved menu management.

•	Company restaurant operating costs — $148.6 million, or 26.8% of sales, in the third quarter of 2007, compared to $155.3 million, or 27.9% of sales, in the third quarter of 2006. The year-over-year improvement as a percent of sales includes lower expenses as a result of the Company’s 2006 cost saving initiatives and other lower store operating costs, including lower utility, bonus and insurance costs. These improvements were partially offset by the change in accounting for the real estate joint venture with Tim Hortons® (see below). As a result of this change in accounting, third quarter 2007 company restaurant operating costs included rental expense paid to the joint venture by Wendy’s, which prior to the spin-off of Tim Hortons, eliminated in consolidation. Without this change in accounting for the joint venture, reported third quarter 2007 Company-operated restaurant EBITDA margins would have been 30 basis points higher.

•	Operating costs — $6.3 million in the third quarter of 2007, compared to $8.3 million in the third quarter of 2006. The year-over-year decrease is due primarily to a decline in rent expense as a result of the change in accounting for Wendy’s real estate joint venture with Tim Hortons, which is no longer consolidated by the Company (see below).

•	General and administrative expense — $49.3 million, or 7.8% of revenue, in the third quarter of 2007, compared to $62.4 million, or 9.9% of revenue, in the third quarter of 2006. The year-over-year improvement is due primarily to a reduction in salaries and benefits as a result of the elimination of positions in 2006, lower insurance costs of $6.4 million, and control of costs throughout the organization.

•	Restructuring costs — $2.4 million in the third quarter of 2007, which includes $1.0 million in pension settlement charges. This compares to $2.0 million in restructuring costs in the third quarter of 2006.

•	Special Committee related charges — $13.4 million in the third quarter of 2007 in expenses related to the Special Committee. These charges did not occur in 2006.

•	Other expense/income — $2.9 million of income in the third quarter of 2007, which includes $3.1 million in income from the Company’s 50/50 joint venture with Tim Hortons, and insurance gains partially offset by store closure charges and other asset write-offs. In 2007, the joint venture is accounted for under the equity method. Prior to the spin-off of Tim Hortons, the joint venture was fully consolidated.

•	Interest — The $1.5 million increase in interest expense in the third quarter 2007 is primarily due to the sale of approximately 40% of the U.S. royalty stream for a 14-month period entered into in the fourth quarter of 2006 that was recorded as debt. The $11.7 million decrease in interest income reflects a reduction in cash balances as a result of the completion of a modified “Dutch Auction” tender offer in the fourth quarter of 2006, using approximately $800 million, and the completion of an accelerated share repurchase in the first quarter of 2007 for approximately $280 million.

•	Taxes — The Company’s effective tax rate was 34% in the third quarter of 2007 and 26.5% in the third quarter of 2006.

•	Shares outstanding — A lower share count of 88.4 million average shares in the third quarter of 2007, compared to 118.3 million average shares in the third quarter of 2006. The Company repurchased 22.4 million shares in a modified “Dutch Auction” tender offer in the fourth quarter of 2006, and repurchased 9.0 million shares in an accelerated share repurchase in the first quarter of 2007.

•	Joint venture with Tim Hortons — As a result of its 2006 spinoff of Tim Hortons, the Company, in accordance with generally accepted accounting principles (GAAP), now accounts for its 50% share of the restaurant real estate joint venture with Tim Hortons (Wendy’s and Tim Hortons’ combination units) under the equity method of accounting, rather than consolidating the results of the joint venture in the Company’s financial statements. Without this change, company-operated restaurant EBITDA margins would have been 12.7% during the third quarter of 2007. This change in accounting for the Company’s joint venture with Tim Hortons impacts several lines on the Company’s statement of income and resulted in an overall reduction to third-quarter 2007 operating income of $2.1 million compared to the third quarter 2006.

•	Discontinued operations — Wendy’s completed its spinoff of Tim Hortons in the third quarter of 2006 and completed the sale of Baja Fresh® Mexican Grill during the fourth quarter of 2006. During the third quarter of 2007, the Company completed the sale of Cafe Express. Accordingly, the after-tax operating results of Tim Hortons, Baja Fresh and Cafe Express appear in the “Discontinued Operations” line on the income statement.
Board approves 119th consecutive dividend
     The Board of Directors approved a quarterly dividend of 12.5 cents per share, payable November 19 to shareholders of record as of November 5. The dividend payment will represent the Company’s 119th consecutive dividend.
Company plans third-quarter conference call for October 26
     The Company will hold a conference call and webcast to discuss the Company’s third quarter results at 8 a.m. ET on October 26. The dial-in number is (877) 572-6014 (U.S. and Canada) or (706) 679-4852 (International). A simultaneous webcast of the conference call will also be available at www.wendys-invest.com. The call will also be archived at that site.
Disclosure regarding non-GAAP financial measures
     The Company uses adjusted income from continuing operations as an internal measure of operating performance. Management believes adjusted income from continuing operations provides a meaningful perspective of the underlying operating performance of the business.
     EBITDA is used by management as a performance measure for benchmarking against its peers and competitors. The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry. EBITDA is not a recognized term under GAAP.
     The Company also uses adjusted EBITDA, which accounts for certain items unrelated to ongoing operations, as an internal measure of business operating performance. Management believes adjusted EBITDA provides a meaningful perspective of the underlying operating performance of the business.
     Company EBITDA margins from continuing operations consist of operating income plus depreciation and amortization divided by revenue.
     Company-operated restaurant EBITDA margins consist of sales from company-operated restaurants minus cost of sales from company-operated restaurants minus company restaurant operating costs divided by sales from company-operated restaurants.
     The following is a reconciliation of 2007 third-quarter income from continuing operations to 2007 third-quarter adjusted income from continuing operations.

2007 3Q income from continuing operations	$28.8	million
2007 3Q Special Committee expense, net of tax: (1)	$8.3	million
2007 3Q restructuring charges, net of tax: (1)	$1.5	million

2007 3Q adjusted income from continuing ops:	$38.6	million

2007 3Q Diluted shares	88.4	million
2007 3Q adjusted diluted EPS from continuing ops	$0.44
The following is a reconciliation of 2006 third-quarter income from continuing operations to 2006 third-quarter adjusted income from continuing operations.

2006 3Q income from continuing operations	$23.7	million
2006 3Q restructuring charges, net of tax: (1)	$1.2	million

2006 3Q adjusted income from continuing ops:	$24.9	million

2006 3Q Diluted shares	118.3	million
2006 3Q adjusted diluted EPS from continuing ops	$0.21

The following is a reconciliation of 2007 estimated operating income to 2007 estimated EBITDA used to arrive at the Company’s revised 2007 earnings outlook previously announced. As previously announced, the following estimated amounts exclude expenses related to the Special Committee activities, and any potential restructuring charges.

2007 estimated operating income:	$186 million to $206 million
2007 estimated depreciation and amortization:	$109 million

2007 estimated adjusted EBITDA from continuing ops:	$295 million to $315 million
The following is a reconciliation of 2007 third-quarter operating income to 2007 third-quarter EBITDA and adjusted EBITDA on a basis consistent with the Company’s above revised full year 2007 outlook:

2007 3Q operating income:	$51.1	million
2007 3Q depreciation and amortization:	$28.1	million

2007 3Q EBITDA from continuing ops:	$79.2	million
2007 3Q Special Committee expense:	$13.4	million
2007 3Q restructuring charges:	$2.4	million

2007 3Q adjusted EBITDA from continuing ops:	$95.0	million
The following is a reconciliation of 2007 year-to-date operating income to 2007 year-to-date EBITDA and adjusted EBITDA on a basis consistent with the Company’s above revised full year 2007 outlook:

2007 YTD operating income:	$135.4	million
2007 YTD depreciation and amortization:	$85.5	million

2007 YTD EBITDA from continuing ops:	$220.9	million
2007 YTD Special Committee expense:	$18.1	million
2007 YTD restructuring charges:	$9.4	million

2007 YTD adjusted EBITDA from continuing ops:	$248.4	million
The following is a reconciliation of 2006 third-quarter operating income to 2006 third-quarter EBITDA and adjusted EBITDA:

2006 3Q operating income:	$26.5	million
2006 3Q depreciation and amortization:	$31.8	million

2006 3Q EBITDA from continuing ops:	$58.3	million
2006 3Q restructuring charges:	$2.0	million

2006 3Q adjusted EBITDA from continuing ops:	$60.3	million
     (1) After tax amounts for Special Committee costs and restructuring charges are computed using a tax rate of 38%.
Wendy’s International, Inc. overview
     Wendy’s International, Inc. is one of the world’s largest and most successful restaurant operating and franchising companies.
     Wendy’s recently received brand, food and operations accolades from:
•	Zagat Survey®, a leading global provider of consumer survey content, which recently named Wendy’s as having the best hamburgers in the quick-service restaurant industry. In addition, Wendy’s ranked first among quick-service “mega-chains” (i.e., those with at least 5,000 outlets) for food, facilities and popularity.

•	This year’s American Customer Satisfaction Index (ACSI) survey, produced by the University of Michigan’s Stephen M. Ross Business School, ranked Wendy’s in the top spot for customer satisfaction in the “limited service restaurants” category.

•	QSR® Magazine’s 2007 Consumer Survey recently rated Wendy’s as consumers’ favorite quick-service restaurant (QSR) for the second-straight year.

•	Speedy service earned Wendy’s the top spot for fastest drive-thru times again, according to QSR® Magazine’s 2007 Drive-Thru Study.
More information about the Company is available at www.wendys-invest.com.
INVESTOR CONTACTS:
John Barker (614) 764-3044 or john_barker@wendys.com
Marsha Gordon (614) 764-3019 or marsha_gordon@wendys.com
Kim Messner (614) 764-6796 or kim_messner@wendys.com
MEDIA CONTACT:
Denny Lynch: (614) 764-3553 or denny_lynch@wendys.com

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	Third Quarter Ended
	9/30/2007	10/1/2006	$ Change	% Change
REVENUES
Sales	$554,808	$556,681	($1,873)	-0.3%
Franchise revenues	76,339	73,427	2,912	4.0%

TOTAL REVENUES	631,147	630,108	1,039	0.2%

COSTS & EXPENSES
Cost of sales	334,929	345,751	(10,822)	-3.1%
Company restaurant operating costs	148,577	155,251	(6,674)	-4.3%
Operating costs	6,323	8,323	(2,000)	-24.0%
Depreciation of property & equipment	27,989	31,515	(3,526)	-11.2%
General & administrative expenses	49,253	62,427	(13,174)	-21.1%
Restructuring and special committee related charges	15,862	2,002	13,860	n/m
Other (income) expense, net	(2,864)	(1,616)	(1,248)	77.2%

TOTAL COSTS & EXPENSES	580,069	603,653	(23,584)	-3.9%

OPERATING INCOME	51,078	26,455	24,623	93.1%

Interest expense	(10,355)	(8,872)	(1,483)	-16.7%
Interest income	2,891	14,632	(11,741)	-80.2%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	43,614	32,215	11,399	35.4%

INCOME TAXES	14,818	8,523	6,295	73.9%

INCOME from continuing operations	$28,796	$23,692	$5,104	21.5%

INCOME from discontinued operations [1]	$1,114	$45,476	($44,362)	-97.6%

NET INCOME [1]	$29,910	$69,168	($39,258)

Diluted earnings per common share from continuing operations	$0.33	$0.20	$0.13

Diluted earnings per common share from discontinued operations [1]	$0.01	$0.38	($0.37)[1]

Total diluted earnings per common share [1]	$0.34	$0.58	($0.24) [1]

Diluted shares	88,407	118,290

n/m — not meaningful

[1]	Discontinued operations includes the results of Tim Hortons®, which was spun-off in September 2006, Baja Fresh® Mexican Grill, which was sold in November 2006, and Cafe Express, which was sold in July 2007. Because these three businesses are no longer owned by Wendy’s International, Inc., the Company believes including the results of these businesses in a comparison of results between years does not provide a reasonable comparison of ongoing business results between years. In particular, income from discontinued operations and net income for the third quarter and year-to-date 2006 included $42.4 million and $159.8 million of income, respectively, from Tim Hortons® prior to its spin-off in September 2006.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	Year-to-Date Ended
	9/30/2007	10/1/2006	$ Change	% Change
REVENUES
Sales	$1,636,064	$1,627,887	$8,177	0.5%
Franchise revenues	218,159	215,012	3,147	1.5%

TOTAL REVENUES	1,854,223	1,842,899	11,324	0.6%

COSTS & EXPENSES
Cost of sales	996,167	1,021,278	(25,111)	-2.5%
Company restaurant operating costs	453,370	452,781	589	0.1%
Operating costs	15,110	42,497	(27,387)	-64.4%
Depreciation of property & equipment	84,790	94,199	(9,409)	-10.0%
General & administrative expenses	151,466	170,162	(18,696)	-11.0%
Restructuring and special committee related charges	27,498	31,000	(3,502)	-11.3%
Other (income) expense, net	(9,557)	(7,516)	(2,041)	27.2%

TOTAL COSTS & EXPENSES	1,718,844	1,804,401	(85,557)	-4.7%

OPERATING INCOME	135,379	38,498	96,881	251.7%

Interest expense	(33,460)	(26,753)	(6,707)	-25.1%
Interest income	10,858	27,654	(16,796)	-60.7%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	112,777	39,399	73,378	186.2%

INCOME TAXES	40,218	12,302	27,916	n/m

INCOME from discontinued operations [1]	$72,559	$27,097	$45,462	167.8%

INCOME from discontinued operations	$1,271	$64,188	($62,917)	-98.0%

NET INCOME [1]	$73,830	$91,285	($17,455)

Diluted earnings per common share from continuing operations	$0.80	$0.23	$0.57

Diluted earnings per common share from discontinued operations [1]	$0.01	$0.55	($0.54)[1]

Total diluted earnings per common share [1]	$0.81	$0.78	$0.03 [1]

Diluted shares	90,809	117,485

n/m — not meaningful

[1]	Discontinued operations includes the results of Tim Hortons®, which was spun-off in September 2006, Baja Fresh® Mexican Grill, which was sold in November 2006, and Cafe Express, which was sold in July 2007. Because these three businesses are no longer owned by Wendy’s International, Inc., the Company believes including the results of these businesses in a comparison of results between years does not provide a reasonable comparison of ongoing business results between years. In particular, income from discontinued operations and net income for the third quarter and year-to-date 2006 included $42.4 million and $159.8 million of income, respectively, from Tim Hortons® prior to its spin-off in September 2006.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$240,175	$457,614
Accounts receivable, net	88,376	84,841
Deferred income taxes	13,229	29,651
Inventories and other	26,904	30,252
Advertising fund restricted assets	45,446	36,207
Assets held for disposition	11,635	15,455
Current assets of discontinued operations	0	2,712

	425,765	656,732

Property and equipment	2,088,064	2,024,715
Accumulated depreciation	(860,245)	(798,387)

	1,227,819	1,226,328

Goodwill	85,863	85,353

Deferred income taxes	5,786	4,316

Intangible assets, net	3,172	3,855

Other assets	85,959	82,738

Non current assets of discontinued operations	0	1,025

	$1,834,364	$2,060,347

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$89,502	$93,465
Accrued expenses:
Salaries and wages	34,288	47,329
Taxes	41,063	46,138
Insurance	60,509	57,353
Other	54,027	32,199
Advertising fund restricted liabilities	45,446	28,568
Current portion of long-term obligations	43,216	87,396
Current liabilities of discontinued operations	0	2,218

	368,051	394,666

Long-term obligations
Term debt	521,302	537,139
Capital leases	18,799	18,963

	540,101	556,102

Deferred income taxes	50,514	30,220
Other long-term liabilities	77,439	66,163
Non current liabilities of discontinued operations	0	1,519

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share,
Authorized: 200,000,000 shares,
Issued: 130,220,000 and 129,548,000 shares, respectively	13,022	12,955
Capital in excess of stated value	1,106,826	1,089,825
Retained earnings	1,285,114	1,241,489
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	27,572	9,100
Pension liability	(17,097)	(22,546)

	2,415,437	2,330,823

Treasury stock, at cost:
42,844,000 and 33,844,000 shares, respectively	(1,617,178)	(1,319,146)

	798,259	1,011,677

	$1,834,364	$2,060,347

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

	As of	As of	Increase/	As of	Increase/
	September 30	July 1	(Decrease)	October 1	(Decrease)
	2007	2007	From Prior Quarter	2006	From Prior Year

Wendy’s
U.S.
Company	1,288	1,297	(9)	1,320	(32)
Franchise	4,644	4,661	(17)	4,692	(48)

	5,932	5,958	(26)	6,012	(80)
Canada
Company	141	145	(4)	148	(7)
Franchise	235	231	4	231	4

	376	376	0	379	(3)
Other International
Company	2	2	0	5	(3)
Franchise	323	325	(2)	345	(22)

	325	327	(2)	350	(25)

Total Wendy’s
Company	1,431	1,444	(13)	1,473	(42)
Franchise	5,202	5,217	(15)	5,268	(66)

	6,633	6,661	(28)	6,741	(108)

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Sales	Includes sales from company operated restaurants. Also included are sales of kids’ meal toys and the sales to franchisees from Wendy’s bun baking facilities.

Franchise Revenues	Consists primarily of royalties, rental income, gains from the sales of properties to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of kids’ meal toys and cost of goods sold to franchisees from Wendy’s bun baking facilities.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees and costs to operate and maintain Wendy’s bun baking facilities.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Restructuring and Special Committee Related Charges	Includes restructuring costs and costs related to the Special Committee of the Board of Directors, which was formed to explore strategic alternatives for the Company.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures, other asset write-offs, and sales of properties to non-franchisees.

Income from Discontinued Operations	Reflects net income from Tim Hortons Inc., Baja Fresh and Cafe Express.

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.
Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.
The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.
International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.
Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.
Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.